Exhibit 16.1

June 26, 2015

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read item 4.01 of Form 8-K dated June 26, 2015, of 1st Source Corporation and are in agreement with the statements contained in the second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Chicago, Illinois